Exhibit 99.1

FOR IMMEDIATE RELEASE
August 9, 2017

Media contact: Michael Sherman, (Michael.sherman@huntington.com) 614.480.6114
Investor Relations contact: Mark Muth, (mark.muth@huntington.com) 614.480.4720

HUNTINGTON AUTO FINANCE GROUP AND CRE EXECUTIVE STANUTZ TO RETIRE

Thirty-one year senior executive Nick Stanutz, who built and led
Huntington’s Auto Finance business to new heights, to remain through year end

COLUMBUS, Ohio - Nick Stanutz today announced his intention to retire from Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) effective at the end of the year following 31 years of service in various roles of increasing leadership.

“I have thoroughly enjoyed my more than three decades at Huntington and having the opportunity to build a best-in-class auto lending business from the ground up. I have been fortunate to work with the best teams in the business and am grateful for the strong partnerships and true friendships with my colleagues and our customers,” said Stanutz.

Stanutz, who began his career in retail banking at Indiana National Bank in 1978 where he also worked in commercial banking, came to Huntington in May of 1986 to help build Huntington’s new auto lending portfolio. In 1993, he moved to Columbus to lead all of consumer banking for Huntington. In 1998, Stanutz became part of Huntington’s leadership team at which time auto became a separate line of business for the bank. In 2010, Stanutz also took on responsibility for leading Commercial Real Estate (CRE) during a pivotal time in the economic cycle and across the industry.

“Nick has been an invaluable and integral member of our executive leadership team over the years. He’s made many outstanding contributions to Huntington during his long tenure helping to lead, build and grow the bank,” said Steve Steinour, Huntington's chairman, president and CEO. “Nick is an industry-respected leader, a great colleague and partner, and someone who has always looked out for our colleagues and our customers. We’re grateful for his leadership and will continue to benefit from the strength of his teams, their consistent execution, depth of management and leadership.”

As part of Stanutz’s retirement, each of his teams will be led by their current leaders, who as of January 1, 2018, will report to different members of Huntington’s executive leadership team.

“Nick has spent his entire career developing talented people,” added Steinour. “We have strong teams in place as a result of his leadership, with 29-year Huntington veteran Rich Porrello continuing to manage our Auto Finance business together with experienced executives Tom Wirth and Renee Csuhran managing Recreational Vehicle & Marine and Commercial Real Estate, respectively.”

Stanutz will work closely with each business and Huntington’s partners and customers to ensure a seamless transition.

About Huntington Bank
Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $101 billion of assets and a network of 996 branches and 1,860 ATMs across eight Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement and capital market services that extend beyond its core states. Visit huntington.com for more information.

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